Exhibit 99.1

Contact: Lawrence Chamberlain (416) 519-4196 | lawrence.chamberlain@loderockadvisors.com

Tucows Reports Financial Results for Third Quarter 2021

TORONTO, November 4, 2021 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of Fiber Internet Services, Mobile Services, Domain Name Services and other Internet services, today reported its financial results for the third quarter ended September 30, 2021. All figures are in U.S. dollars.

COVID-19: Tucows shareholders and prospective investors are encouraged to read Tucows’ public statement regarding COVID-19, which is available here: https://bit.ly/2LavpOc.

Note on the Financial Impact of Tucows’ Sale of Ting Mobile Customer Relationships and Transition to Mobile Services Enabler Platform:

As previously announced, effective August 1, 2020 most of Tucows’ mobile customers relationships were sold to DISH Networks (“DISH”) as part of Tucows’ transition of its mobile business to a Mobile Services Enabler (MSE) model from a Mobile Virtual Network Operator (MVNO) model, under which DISH became Tucows’ first MSE customer. Accordingly, the results of the Mobile Services segment for the third quarter of 2021 reflect operations under the new MSE model with the third quarter of 2020 being composed of approximately one month of operations under Tucows’ previous MVNO model and approximately two months under the new MSE model.

Under the terms of the earn out arrangement for the Ting customer base acquired by DISH, the income generated by the customer base acquired by Dish are recognized (net of expenses) as “Other Income” under the heading “Gain on Sale of Ting Customer Assets”. As a result, revenue and gross margin for the Mobile Services segment for the third quarter of 2021 were impacted by the significantly larger MVNO contribution for the third quarter of 2020. Tucows will recognize platform fees for customers owned by DISH under the Ting brand as well as customers under other DISH brands that are added to Tucows’ MSE platform, as Mobile Platform Services revenue under the terms of the MSE Agreement signed with DISH. For more information, see Tucows’ Financial Statements and Management Discussion and Analysis for the third quarter of 2021.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended September 30			9 Months ended September 30
	2021 (Unaudited)	2020 (Unaudited)	% Change	2021 (Unaudited)	2020 (Unaudited)	% Change
Net revenue	75,893	74,311	2.1%	221,861	240,418	(7.7%)
Gross Profit	18,024	19,941	(9.6%)	53,716	68,057	(21.1%)
Gain on Sale of Ting Customer Assets[1]	5,564	1,090	410.5%	15,767	1,090	1,346.5%
Net income	1,375	716	92.0%	5,331	3,707	43.8%
Basic Net earnings per common share	0.13	0.07	85.7%	0.50	0.35	42.9%
Adjusted EBITDA[1]	12,205	13,270	(8.0%)	36,083	38,124	(5.4%)
Net cash provided by operating activities	1,492	11,432	(86.9%)	19,095	34,444	(44.6%)

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues, Gross Profit and Adjusted EBITDA

(In Thousands of US Dollars)

	Revenue		Gross Profit		Adj. EBITDA[1]
	3 Months ended September 30		3 Months ended September 30		3 Months ended September 30
	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)
Fiber Internet Services:
Fiber Internet Services	6,672	4,657	3,019	2,975	(4,358)	(1,052)

Mobile Services:
Retail Mobile Services	2,309	7,019	608	3,579
Mobile Platform Services	3,564	376	3,444	376
Other Professional Services	2,619	1,457	806	190
Total Mobile Services	8,492	8,852	4,858	4,145	7,648	5,182

Domain Services:
Wholesale
Domain Services	47,081	47,261	9,972	10,449
Value Added Services	4,862	4,380	4,174	3,691
Total Wholesale	51,943	51,641	14,146	14,140

Retail	8,786	9,161	4,330	4,721
Total Domain Services	60,729	60,802	18,476	18,861	12,024	12,024
Network Expenses:
Network, other costs	n/a	n/a	3,445	2,612	n/a	n/a
Network, depreciation and amortization costs	n/a	n/a	4,643	3,315	n/a	n/a
Network, impairment	n/a	n/a	241	113	n/a	n/a
Total Network expenses	n/a	n/a	8,329	6,040	n/a	n/a

Total	75,893	74,311	18,024	19,941	n/a	n/a

“The third quarter once again saw solid financial performance across Tucows businesses,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Our Domains Services continued to deliver consistent performance, benefitting from the higher level of domains under management driven by the pandemic impact last year, as well as our success in maximizing gross margin. In our Mobile Services business, our third quarter results reflect the growing contribution of our new MSE Platform business, which continues to move forward in line with our expectations. And in our Fiber Internet Services business, we continued to make strong, steady progress in the accelerated build out of our network and our customer base, with serviceable addresses and subscribers increasing 48% and 67%, respectively, as we repeated our record level of new subscriber additions achieved in the second quarter.”

Financial Results

Net revenue for the third quarter of 2021 was $75.9 million compared with $74.3 million for the third quarter of 2020. The increase was the result of growth in revenue from the Fiber Internet Services and both Mobile Platform Services and Other Professional Services under the new MSE model, which were partially offset by the absence of Ting Mobile MVNO revenue in the third quarter of 2021, following the Company’s sale of its Ting Mobile customer relationships to DISH on August 1, 2020 and the related earn out being recognized as Other Income. This compares with approximately one month’s contribution in the third quarter of 2020. Excluding the Mobile Services business, net revenue for the combined Domains Services and Fiber Internet businesses for the third quarter of 2021 increased 3% from the third quarter of 2020. Revenue for Mobile Services for the third quarter of 2021 decreased 4% from the third quarter of 2020.

Gross profit for the third quarter of 2021 was $18.0 million compared with $19.9 million for the third quarter of 2020. Excluding the Mobile Services business, gross margin for the combined Domains Services and Fiber Internet Services businesses for the third quarter of 2021 decreased 2% from the third quarter of 2020. Gross profit for Mobile Services for the third quarter of 2021 increased 17% from the third quarter of 2020 due to growth in revenue under the new MSE model.

Net income for the third quarter of 2021 was $1.4 million, or $0.13 per share, compared with $0.7 million, or $0.07 per share, for the third quarter of 2020.

Adjusted EBITDA1 for the third quarter of 2021 was $12.2 million compared with $13.3 million for the third quarter of 2020. Adjusted EBITDA1 reflects the continued investment in Fiber Internet Services.

Cash and cash equivalents at the end of the third quarter of 2021 were $5.5 million compared with $7.3 million at the end of the second quarter of 2021 and $10.2 million at the end of the third quarter of 2020.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and costs that are one-time in nature and not indicative of on-going performance (profitability), including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles adjusted EBITDA to income before provision for income taxes (dollars in thousands):

	3 months ended September 30		9 months ended September 30
	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)
Adjusted EBITDA	12,205	13,270	36,083	38,124
Depreciation of property and equipment	4,758	3,110	12,728	9,255
Impairment and loss on disposition of property and equipment	470	113	536	1,638
Amortization of intangible assets	2,288	2,645	7,253	8,776
Impairment of definite life intangible assets	-	-	-	1,431
Disposal of Ting Mobile customer assets	-	3,513	-	3,513
Interest expense, net	1,169	760	3,108	2,756
Accretion of contingent consideration	96	86	287	258
Stock-based compensation	1,126	1,016	3,357	2,664
Unrealized loss (gain) on change in fair value of forward contracts	249	(175)	606	(263)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	72	81	178	479
Acquisition and transition costs*	901	565	2,034	1,520

Income before provision for income taxes	1,076	1,556	5,996	6,097

*Acquisition and other costs represent transaction-related expenses, transitional expenses, such as redundant post-acquisition expenses, primarily related to our acquisition of Ascio in March 2019 and Cedar in January 2020 and disposition of certain Ting Mobile assets in August 2020. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Concurrent with the dissemination of its quarterly financial results news release at 5:05 pm ET on Thursday, November 4, management’s pre-recorded audio commentary (and transcript) discussing the quarter and outlook for the Company, will be posted to the Tucows website at http://www.tucows.com/investors/financials. In lieu of a live question and answer period, for the subsequent eight days, until Friday, November 12, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest (audio recording and transcript) to the Company’s website at http://www.tucows.com/investors/financials/ on Thursday, November 18, at approximately 4 pm ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows is a provider of Fiber Internet Services, Mobile Services, Domain Name Services and other Internet services. Ting Internet (https://ting.com/internet) delivers fixed fiber Internet access with outstanding customer support. Tucows’ mobile services enabler (MSE) platform provides network access, provisioning and billing services for mobile virtual network operators (MVNOs). OpenSRS (https://opensrs.com), Enom (https://www.enom.com) and Ascio (https://ascio.com) combined manage approximately 25 million domain names and millions of value-added services through a global reseller network of over 36,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom, Ascio and Hover are registered trademarks of Tucows Inc. or its subsidiaries.